BRANDES INVESTMENT TRUST
SIXTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS SIXTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT is made as of May 10, 2012, by and between BRANDES INVESTMENT TRUST (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and BRANDES INVESTMENT PARTNERS, L.P. (the “Advisor”), a Delaware limited partnership.

WHEREAS, the parties entered into an Investment Advisory Agreement dated December 16, 1996, as previously amended, for the provision of certain investment advisory services to various series of the Trust by the Advisor (the “Advisory Agreement”); and

WHEREAS, the parties wish to amend paragraph 5 of the Advisory Agreement with respect to the Brandes Institutional International Equity Fund to add asset level breakpoints to the annual management fee;

NOW, THEREFORE, in consideration of the mutual promises and agreement contained herein and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree that the Advisory Agreement shall be amended as set forth herein.

1.  Section 5(a) of the Advisory Agreement is deleted in its entirety and replaced with the following:

5.  Compensation of the Advisor

(a)  The Trust agrees to pay the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, an annual management fee, payable monthly and computed on the value of the net assets of each Fund as of the close of business each business day at an annual rate of the net assets of each Fund as reflected in Schedule A attached hereto.

2.  This Amendment shall go into effect on the date set forth above.  The provisions of Section 6 of the Advisory Agreement with respect to the continuation and termination of the Advisor’s services shall continue to apply to each series of the Trust separately as outlined in the Advisory Agreement, as previously amended.

IN WITNESS WHEREOF, the parties hereto have cause the foregoing instrument to be executed by duly authorized persons as of the date set forth above.

BRANDES INVESTMENT TRUST	BRANDES INVESTMENT PARTNERS, L.P.
By:________________________________ Title:_______________________________	By:________________________________ Title:_______________________________

SCHEDULE A

BRANDES INVESTMENT TRUST

Advisory Fee Schedule

Series of Brandes Investment Trust	Annual Advisory Fee
Brandes Institutional Core Plus Fixed Income Fund	0.35%
Brandes Institutional Global Equity Fund	0.80%
Brandes Institutional International Equity Fund	1.00% on average daily net assets under $2.5 billion; 0.90% on average daily net assets from $2.5 billion to $5.0 billion; and 0.80% on average daily net assets greater than $5.0 billion.
Brandes Institutional Emerging Markets Fund	0.95%
SMART Fund	0.00%
Brandes International Small Cap Equity Fund	0.95%
Brandes Credit Focus Yield Fund	0.50%

Updated:  By the Board of Trustees on May 10, 2012.